AMENDED AND RESTATED

MANAGEMENT AND DISTRIBUTION AGREEMENT

            THIS AMENDED AND RESTATED MANAGEMENT AND DISTRIBUTION AGREEMENT (“Agreement”), is made as of this 31st day of March, 2004, by and among VANGUARD INSTITUTIONAL INDEX FUNDS, a Delaware business trust (the “Trust”), THE VANGUARD GROUP, INC., a Pennsylvania corporation (“Vanguard”), and VANGUARD MARKETING CORPORATION, a Pennsylvania corporation (“VMC”).

            WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

            WHEREAS, Vanguard is registered as an investment adviser under the Investment Advisers Act of 1940 and as a transfer agent under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and provides management, administrative, transfer agency, dividend disbursing, investment advisory and other services to registered investment companies and others;

            WHEREAS, VMC is registered as a broker-dealer under the 1934 Act, is a member of the National Association of Securities Dealers, Inc. (the “NASD”), and provides distribution services to registered investment companies;

            WHEREAS, Vanguard has served as investment adviser, administrator and transfer agent to the Trust and certain series of the Trust under a Service and Advisory Agreement dated April 16, 1991, as amended on May 16, 1997;

            WHEREAS, Vanguard has served as investment adviser and administrator to the Trust and its series under a Management Agreement dated as of May 31, 2001 (“Management Agreement”);

WHEREAS, the parties wish to amend and restate the Management Agreement to reflect the provision of distribution services to the Trust and its series;

            NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

            1.  Appointment of Vanguard and VMC.

(a)  Appointment of Vanguard.  The Trust hereby appoints Vanguard to act as investment adviser and administrator to each series of the Trust listed in Exhibit A to this Agreement (each, a “Fund,” and collectively, the “Funds”), as it may from time to time be amended (“Exhibit A”). Vanguard accepts such appointment and agrees to serve as investment adviser and administrator to the Funds on the terms set forth in this Agreement and Exhibit A.

(b)  Appointment of VMC.  The Trust hereby appoints VMC to provide distribution services for the Funds as set forth in this Agreement.  VMC hereby accepts such appointment and agrees to act in such capacity hereunder.

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2.  Duties of Vanguard as Investment Adviser.  As investment adviser, it will be the responsibility of Vanguard to manage the investment and reinvestment of each Fund’s assets; to continuously review, supervise and administer an investment program for each Fund; to determine in its discretion the securities to be purchased or sold for each Fund, and the portion of each Fund’s assets to be held uninvested; to provide each Fund with all records concerning the activities of Vanguard that the Fund is required to maintain; and to render regular reports to each Fund’s officers and Board of Trustees concerning Vanguard’s discharge of the foregoing responsibilities.  Vanguard will discharge the foregoing responsibilities subject to the supervision and control of each Fund’s officers and Board of Trustees, and in compliance with the objectives, policies, and limitations set forth in each Fund’s registration statement, Declaration of Trust, By-laws, any additional operating policies or procedures that the Fund communicates to Vanguard in writing, and any applicable laws and regulations.

(a)  Securities Transactions.  Vanguard is authorized to select the brokers or dealers that will execute purchases and sales of securities for each Fund, and is directed to use its best efforts to obtain the best available price and most favorable execution for such transactions, except as otherwise permitted by the Board of Trustees pursuant to written policies and procedures provided to Vanguard.  Subject to policies established by the Board of Trustees, Vanguard also may be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if Vanguard determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or Vanguard’s overall responsibilities with respect to the accounts as to which Vanguard exercises investment discretion.  The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise.  Vanguard will promptly communicate to each Fund’s officers and Board of Trustees such information relating to portfolio transactions as they may reasonably request.

3.  Duties of Vanguard as Administrator.  As administrator, it will be the responsibility of Vanguard to manage, administer and conduct the general business affairs of the Trust and each Fund, and to secure and oversee any services contracted for the Trust or the Funds directly from parties other than Vanguard.

(a)  Accounting Services.  In its role as administrator, Vanguard also will provide the following accounting services: (i) maintenance of the books and records and accounting controls for each Fund’s assets; (ii) calculation of each Fund’s net asset value; (iii) accounting for dividends and interest received by each Fund, and for any distributions made by each Fund; (iv) preparation and filing of each Fund’s tax returns and semi-annual reports on Form N-SAR; (v) the production of transaction data, financial reports, and such other periodic and special reports as each Fund’s officers and Board of Trustees may reasonably request; (vi) the services of an independent accountant for each Fund and liaison with such independent accountant; and (vii) such other accounting services as may be agreed upon by the parties.  Vanguard will discharge the foregoing responsibilities subject to the supervision and control of each Fund’s officers and Board of Trustees.

4.   Duties of VMC as Distributor.  VMC shall manage and perform distribution functions for the Funds, including services of a marketing and promotional nature including, but not limited to, providing advertising, sales literature, and sales personnel.

5.  Responsibility for Expenses.  Vanguard will provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform its responsibilities as investment adviser and administrator.

(a)  Other Expenses of Vanguard.  In its role as investment adviser and administrator, Vanguard will be responsible for all expenses of the following: (i) services of outside legal counsel to the Trust or the Funds; (ii) any services contracted for the Trust or the Funds directly from parties other than Vanguard; (iii) the salary and expenses of any officer, employee, or Trustee of the Trust; (iv) the services associated with custodian and depository banks; (v) the payment of all registration and filing fees required under federal, state, or foreign securities laws and regulations; (vi) services related to the maintenance of fidelity bond and trustees’ and officers’ liability insurance, including the costs of insurance premiums; and (vii) all other services, including any fees or expenses arising out of the Trust’s or the Funds’ operations, except as listed in subparagraph 5(b) below.

(b)  Expenses of the Trust and the Funds.  The Trust and the Funds will be responsible for the following expenses:  (i) expenses incurred outside of Vanguard associated with each Fund’s trading operations, including brokerage fees, commissions, and transfer taxes in connection with the purchase and sale of securities for each Fund; (ii) any other taxes relating to each Fund’s operations; (iii) fees payable under this Agreement or a separate Shareholder Services Agreement; and (iv) any expenses payable by the Trust or the Funds under a separate Shareholder Services Agreement.

            6.  Compensation.  For the services provided in this Agreement, each Fund will pay, at the end of each month, a fee calculated by applying a monthly rate, based on the annual percentage rate specified in Exhibit A, to the average daily net assets of the Fund for the applicable month.

            7.  Reports.  Each party to this Agreement agrees to furnish each other party with current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each other party may reasonably request.

            8.  Compliance.  Each of Vanguard and VMC agrees to comply with all policies, procedures or reporting requirements that the Board of Trustees of the Trust reasonably adopts and communicates to such party in writing, including any such policies, procedures or reporting requirements relating to soft dollar or directed brokerage arrangements.

            9.  Status of Vanguard and VMC.  The services of each of Vanguard and VMC to the Trust and the Funds are not to be deemed exclusive, and each of Vanguard and VMC will be free to render similar services to others so long as its services to the Trust and the Funds are not impaired thereby.  Each of Vanguard and VMC will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or the Funds in any way or otherwise be deemed an agent of the Trust or the Funds.

10.  Liability of Vanguard.  No provision of this Agreement will be deemed to protect Vanguard against any liability to the Trust, the Funds, or their shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

11.  Duration and Termination.  This Agreement will become effective as of the date hereof and will continue in effect thereafter only so long as such continuance is approved at least annually by votes of the Trust’s Board of Trustees who are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.  In addition, the question of continuance of the Agreement may be presented to the shareholders of a Fund; in such event, such continuance will be effected with respect to that Fund only if approved by the affirmative vote of a majority of the outstanding voting securities of the Fund.

            Provided, however, that (i) this Agreement may at any time be terminated with respect to the Trust or with respect to any Fund without payment of any penalty either by vote of the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund, on sixty days’ written notice to Vanguard and VMC, (ii) this Agreement will automatically terminate in the event of its assignment, and (iii) this Agreement may be terminated by Vanguard or VMC on ninety days’ written notice to the Fund.  Any notice under this Agreement will be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

            As used in this Section 11, the terms “assignment,” “interested persons,” a “vote of a majority of the outstanding voting securities” will have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

            12.  Severability.  If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

13.  Proxy Policy.  The Trust retains the right to vote any proxies with respect to securities held by a Fund.

14.  Entire Agreement.  This Agreement represents the entire agreement between the parties regarding the subject matter hereof and shall supersede all previous communications, representations, understandings and agreements, whether oral or written, with respect thereto by or between the parties.

15.  Governing Law.    All questions concerning the validity, meaning, and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of- law principles thereunder) of the Commonwealth of Pennsylvania applicable to contracts made and to be performed in that state.

            IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Amended and Restated Management and Distribution Agreement as of the day and year first above written.

                                                VANGUARD INSTITUTIONAL INDEX FUNDS

                                                            By:

      Christopher A. Wightman

                                          Assistant Secretary

                                                THE VANGUARD GROUP, INC.

                                                            By:

                                                                  R. Gregory Barton

                                          Managing Director, General Counsel, and Secretary

                                                VANGUARD Marketing Corporpation

                                                            By:

                                                                  Matthew J. Kogan

                                                                  Assistant Secretary

EXHIBIT A

Series of the Trust and Annual Percentage Rate

Series of the Trust                                                                 Annual Percentage Rate

Vanguard Institutional Index Fund                                                         0.02%

Vanguard Institutional Total Bond Market Index Fund               0.02%

Vanguard Institutional Total Stock Market Index Fund              0.02%

EXHIBIT A

to

Management and Distribution Agreement

Dated March 31, 2004

Amended March 5, 2010

Series of the Trust                                                                 Annual Percentage Rate

Vanguard Institutional Index Fund                                                         0.02%

Vanguard Institutional Total Stock Market Index Fund              0.02%

                                                VANGUARD INSTITUTIONAL INDEX FUNDS

                                                            By:

      Ari Gabinet

                                          Assistant Secretary

                                                THE VANGUARD GROUP, INC.

                                                            By:

                                                                  Heidi Stam

                                          Secretary

                                                VANGUARD Marketing Corporpation

                                                            By:

                                                                  Michael L. Kimmel

                                                                  Secretary